Exhibit 99.1

Contact:

Laurence P. Birch

Senior Vice President and Chief Financial Officer

(847) 229-2222

Aksys® Reports First Quarter Results

Lincolnshire, IL – May 09, 2005 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the first quarter ended March 31, 2005.

First Quarter Highlights

•                  Revenues for the first quarter 2005 were $534,000. The Company’s net loss for the first quarter was $9.0 million or $0.30 per share.

•                  At quarter end, 126 patients were being treated on PHD® Systems.

•                  Aksys had 45 partnership agreements at quarter-end.

•                  Aksys received Frost & Sullivan’s 2005 Medical Devices “Enabling Technology of the Year” Award.

•                  Aksys strengthened its Board of Directors with the addition of Dr. Brian Pereira, a practicing nephrologist, and current President and Chief Executive Officer of the New England Health Care Foundation.

Financial Results

For the first fiscal quarter of 2005, Aksys reported revenues of $534,000 compared to revenues of $682,000 for the first quarter of 2004.  The decrease in revenue is a result of fewer units sold and more units placed as rentals in the first quarter 2005 compared to 2004. Revenue from sales is recognized at the time of installation, while rental revenue is recognized over the life of the rental agreement.  The Company reported a net loss for the first quarter of 2005 of $9.0 million, or $0.30 per share, compared to a net loss of $6.8 million, or $0.23 per share, for the first quarter of 2004.

Cost of sales were $3.8 million in the first quarter of 2005, an increase of $1.3 million over the first quarter 2004.  The increase in cost of sales for the quarter was driven by a non-cash charge of $1.3 million to revalue older machines in the Company’s rental pool.

Operating expenses for the first quarter 2005 were $5.6 million, an increase of $0.6 million over the first quarter of 2004.  The increase for the first quarter can be attributed to product enhancement and development activities, increased headcount and professional fees.

“We ended the quarter with $31.6 million of cash and liquid investments and have sufficient cash resources to support Aksys’ growth into 2006,” said Larry Birch, Senior Vice President and Chief Financial Officer of Aksys, Ltd.

Outlook

Bill Dow, President and Chief Executive Officer of Aksys, Ltd. commented, “During the quarter we began implementing the PHD program at 13 new clinics. Along with these additions we have doubled our sales team to support our focus of adding patients.  We continue to develop our relationships with major dialysis providers and, with the recent strengthening of our organization, are excited about our opportunities for the remainder of 2005.”

Conference Call

The Company plans to discuss these results and further details of its first quarter 2005 during a conference call on Monday, May 9, 2005, at 12:00 p.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Monday, May 9, through 6:00 p.m. Eastern Time, Thursday, June 9, by dialing 703-925-2533, code 699694 or by logging onto the Internet at www.aksys.com or www.earnings.com.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available at: http://www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality Systems Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended March 31,
	2005	2004

Revenue:
Product	$237,000	$490,000
Service and supplies	297,000	192,000

Total revenue	534,000	682,000

Cost of sales:
Product	2,184,000	1,341,000
Service and supplies	1,582,000	1,158,000

Total cost of sales	3,766,000	2,499,000

Operating expenses:
Research and development	2,037,000	1,662,000
Sales and marketing	1,247,000	1,156,000
General and administrative	2,335,000	2,196,000

Total operating expenses	5,619,000	5,014,000

Operating loss	(8,851,000)	(6,831,000)

Other income and expense:
Interest income	224,000	97,000
Interest expense	(372,000)	(105,000)

Total other income and expense	(148,000)	(8,000)

Net loss	$(8,999,000)	$(6,839,000)

Net loss per share, basic and diluted	$(0.30)	$(0.23)

Weighted average shares outstanding	29,901,167	29,805,771

SELECTED BALANCE SHEET DATA

	March 31, 2005	December 31, 2004
	(unaudited)
Cash and short-term investments	$24,140,000	$31,117,000
Working capital	24,815,000	32,611,000
Long-term investments	8,100,000	8,168,000
Total assets	44,528,000	52,945,000
Total liabilities	22,548,000	21,938,000
Stockholders’ equity	22,230,000	31,007,000